Exhibit 99.1

I-Link Agrees to Sell Operations of I-Link Communications, Inc.

Retains VoIP Technology and Patents

Will Focus on WorldxChange Long Distance Business

DRAPER, Utah, December 9, 2002 — I-Link Incorporated (“I-Link”, OTC-Electronic Bulletin Board: ILNK), an enhanced voice and data communications company, today announced it has entered into an agreement to sell substantially all of the assets of I-Link Communications Inc. (“ILC”), a wholly-owned subsidiary of I-Link, to Buyers United, Inc. (OTC Bulletin Board: BYRS).   I-Link will retain the ownership of its core voice-over-IP (“VoIP”) technology and patents.  The sale excludes I-Link’s wholly-owned subsidiary, WorldxChange Corp.

The sale includes the physical assets required to operate I-Link’s nationwide network using its patented VoIP technology (constituting the core business of ILC) and a license in perpetuity to use I-Link’s proprietary software platform.  Additionally, I-Link is selling its customer base that was serviced by ILC.  Closing of the sale is subject to obtaining regulatory approvals.  The sale price consists of assumed liabilities of ILC and $3 million of convertible preferred shares of Buyers United, subject to adjustment in certain circumstances.

As a result of the anticipated sale, current revenue streams from ILC’s telecommunications and other services (which amounted to approximately $1.9 million for the quarter ended September 30, 2002) and related expenses, will cease.  Buyers United will employ approximately 30 of the I-Link employees currently working at I-Link’s Draper, Utah location. In addition, other operational, personnel and overhead costs incurred by I-Link will be significantly reduced, as the sale to Buyers United will eliminate the need for the current operations at its Draper location.  Future operational results of I-Link will consist primarily of the operational results of WorldxChange.

The sale not only nets I-Link $3 million of convertible preferred shares of Buyers United, which constitutes an approximate 13% ownership (diluted, after conversion) of the company, it will also propel I-Link from a money-losing to an EBITDA (earnings before interest, taxes, depreciation and amortization) -positive company.  I-Link will be an organization with a focused strategy that generates cash.  In addition, I-Link, by retaining ownership of its proprietary technology and patents, will be in a position to realize on their embedded value, which has been validated by their non-exclusive license to Buyers United.

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Allan Silber, Chairman of I-Link’s board of directors, said, “The sale of substantially all of the assets of I-Link Communications represents a turning point for the Company.  I-Link will now be an operating company with positive earnings and cash flow.  As well, the shareholders of I-Link will benefit from the Company’s technology and patents developed to date and the licensing opportunities that they provide.  We are very pleased about this transaction.”

Forward-Looking Statements

The statements made in this release that are not historical facts contain forward-looking information that involves risks and uncertainties.  All statements, other than statements of historical facts, which address I-Link’s expectations as a result of the anticipated sale, should be considered as forward-looking statements.  Such statements made by I-Link are based on knowledge of the environment in which it currently operates, but because of the factors herein listed, as well as other factors beyond the control of I-Link, actual results may differ materially from the expectations expressed in the forward-looking statements.  Important factors that may cause actual results to differ from anticipated results include, but are not limited to, obtaining necessary approvals and closing of the final agreement and other risks detailed from time to time in the Company’s filings with the Securities and Exchange Commission.

About I-Link Incorporated

Headquartered in Draper, Utah, I-Link Incorporated (OTC-Electronic Bulletin Board: ILNK) is an integrated voice and data communications company focused on developing and deploying its proprietary, software-defined communications platform which unites traditional telecommunications capabilities with data Internet Protocol (IP) systems to converge telecommunications, wireless, paging, voice-over-IP (VoIP) and Internet technologies. Through its subsidiary, WorldxChange Corp., I-Link provides international and domestic long distance services. For further information, visit I-Link’s website at www.i-link.com.

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Contacts:

Jim Giauque, Chief Accounting Officer

801-576-5028   jimg@i-link.net

Stephen Weintraub, Senior VP & Secretary

416-866-3058 saw@counselcorp.com